UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                                MOVE, INC. (MOVE)
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    62458M108
                                 (CUSIP Number)

                                David Nierenberg
                               The D3 Family Funds
                               19605 NE 8th Street
                                 Camas, WA 98607
                                 (360) 604-8600

                                 With a copy to:

                               Henry Lesser, Esq.
                                DLA Piper US LLP
                             2000 University Avenue
                            East Palo Alto, CA 94303
                                 (650) 833-2000

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 7, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      The D3 Family Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                   7      SOLE VOTING POWER

   NUMBER OF              3,195,725 common shares (2.1%)
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8      SHARED VOTING POWER
    OWNED BY
      EACH                0
   REPORTING       -------------------------------------------------------------
     PERSON        9      SOLE DISPOSITIVE POWER
      WITH
                          3,195,725
                   -------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 3,195,725; for all reporting persons as a group, 20,165,886 shares (13.3%)
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      The D3 Family Bulldog Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                   7      SOLE VOTING POWER

   NUMBER OF              12,688,150 common shares (8.4%)
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8      SHARED VOTING POWER
    OWNED BY
      EACH                0
   REPORTING       -------------------------------------------------------------
     PERSON        9      SOLE DISPOSITIVE POWER
      WITH
                          12,688,150
                   -------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 12,688,150; for all reporting persons as a group, 20,165,886 shares (13.3%)
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      The D3 Family Canadian Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                   7      SOLE VOTING POWER

   NUMBER OF              638,235 common shares (0.4%)
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8      SHARED VOTING POWER
    OWNED BY
      EACH                0
   REPORTING       -------------------------------------------------------------
     PERSON        9      SOLE DISPOSITIVE POWER
      WITH
                          638,235
                   -------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 638,235; for all reporting persons as a group, 20,165,886 shares (13.3%)
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      The DIII Offshore Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      WC
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas
--------------------------------------------------------------------------------
                   7      SOLE VOTING POWER

   NUMBER OF              3,643,776 common shares (2.4%)
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8      SHARED VOTING POWER
    OWNED BY
      EACH                0
   REPORTING       -------------------------------------------------------------
     PERSON        9      SOLE DISPOSITIVE POWER
      WITH
                          3,643,776
                   -------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 3,643,776; for all reporting persons as a group, 20,165,886 shares (13.3%)
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      Nierenberg Investment Management Company, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                   7      SOLE VOTING POWER

   NUMBER OF              0
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8      SHARED VOTING POWER
    OWNED BY
      EACH                20,165,886 common shares (13.3%)
   REPORTING       -------------------------------------------------------------
     PERSON        9      SOLE DISPOSITIVE POWER
      WITH
                          0
                   -------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                          20,165,886
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 20,165,886 shares; for all reporting persons as a group, 20,165,886 shares (13.3%)
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      Nierenberg Investment Management Offshore, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Bahamas
--------------------------------------------------------------------------------
                   7      SOLE VOTING POWER

   NUMBER OF              0
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8      SHARED VOTING POWER
    OWNED BY
      EACH                3,643,776 common shares (2.4%)
   REPORTING       -------------------------------------------------------------
     PERSON        9      SOLE DISPOSITIVE POWER
      WITH
                          0
                   -------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                          3,643,776
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 3,643,776; for all reporting persons as a group, 20,165,886 shares (13.3%)
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

CUSIP No. 62458M108

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      David Nierenberg
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS (See Instructions)

      AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
--------------------------------------------------------------------------------
                   7      SOLE VOTING POWER

   NUMBER OF              0
     SHARES        -------------------------------------------------------------
  BENEFICIALLY     8      SHARED VOTING POWER
    OWNED BY
      EACH                20,165,886 common shares (13.3%)
   REPORTING       -------------------------------------------------------------
     PERSON        9      SOLE DISPOSITIVE POWER
      WITH
                          0
                   -------------------------------------------------------------
                   10     SHARED DISPOSITIVE POWER

                          20,165,886
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      For the reporting person listed on this page, 20,165,886; for all reporting persons as a group, 20,165,886 shares (13.3%)
--------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                             |_|
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      13.3%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

      This Amendment No.4 to Schedule 13D (this "Amendment") amends the below-indicated items from the Schedule 13D previously filed by or on behalf of the undersigned parties (the "Reporting Persons"), as previously amended (the "Schedule 13D"), by supplementing such Items with the information below:

Item 3.  Source and Amount of Funds or Other Consideration.

      The total amount of funds used by the Reporting Persons to make all purchases of Shares beneficially owned by the Reporting Persons, as reported in
Item 5(c), was $15,443,148. The source of funds for purchases of Shares by each of the Reporting Persons is the working capital of the applicable D3 Family Fund.

Item 5.  Interest in Securities of the Issuer.

      (a, b) The Reporting Persons, in the aggregate, beneficially own 20,165,886 Shares, constituting approximately 13.3% of the outstanding Shares.

      (c) Since the previous amendment to the Schedule 13D, the following purchases of Shares were made by the Reporting Persons named below in open market transactions:

        Fund                            Trade Date     Shares Bought    Price
        ----                            ----------     -------------    -----
        ----------------------------------------------------------------------
        D3 Family Fund, LP              04/09/2008            28,630     3.15
        D3 Family Bulldog Fund, LP      04/09/2008           119,377     3.15
        D3 Family Canadian Fund, LP     04/09/2008             6,260     3.15
        DIII Offshore Fund, LP          04/09/2008            35,078     3.15
        D3 Family Bulldog Fund, LP      04/10/2008               600     3.13
        D3 Family Canadian Fund, LP     04/10/2008             1,600     3.13
        D3 Family Fund, LP              04/11/2008             3,850     3.15
        D3 Family Bulldog Fund, LP      04/11/2008            25,610     3.15
        D3 Family Canadian Fund, LP     04/11/2008             1,260     3.15
        DIII Offshore Fund, LP          04/11/2008             4,880     3.15
        D3 Family Bulldog Fund, LP      04/14/2008               800     3.08
        D3 Family Canadian Fund, LP     04/14/2008               500     3.08
        D3 Family Fund, LP              04/15/2008            42,500     3.08
        D3 Family Bulldog Fund, LP      04/15/2008           178,750     3.08
        D3 Family Canadian Fund, LP     04/15/2008             9,320     3.08
        DIII Offshore Fund, LP          04/15/2008            44,740     3.08
        D3 Family Fund, LP              04/16/2008           112,850     3.27
        D3 Family Bulldog Fund, LP      04/16/2008           423,240     3.27
        D3 Family Canadian Fund, LP     04/16/2008            17,700     3.27
        DIII Offshore Fund, LP          04/16/2008           130,135     3.27
        D3 Family Bulldog Fund, LP      04/22/2008               700     3.05
        D3 Family Fund, LP              05/07/2008           594,805     3.05
        D3 Family Bulldog Fund, LP      05/07/2008         2,408,370     3.05
        D3 Family Canadian Fund, LP     05/07/2008           118,725     3.05
        DIII Offshore Fund, LP          05/07/2008           676,023     3.05

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in the Statement is true, complete and correct.

                                   D3 Family Fund, L.P., D3 Family Bulldog
                                   Fund, L.P., and D3 Family Canadian Fund, L.P.


                                   By: Nierenberg Investment Management
                                         Company, Inc.

                                   Its: General Partner

May 08, 2008                       By: /s/ David Nierenberg
---------------------                  --------------------------------------
                                       David Nierenberg, President


                                   DIII Offshore Fund, L.P.

                                   By: Nierenberg Investment Management
                                        Offshore, Inc.

                                   Its: General Partner

May 08, 2008                       By: /s/ David Nierenberg
---------------------                  --------------------------------------
                                       David Nierenberg, President


                                   Nierenberg Investment Management
                                         Company, Inc.

Mau 08, 2008                       By: /s/ David Nierenberg
---------------------                  --------------------------------------
                                       David Nierenberg, President


                                   Nierenberg Investment Management
                                     Offshore, Inc.

May 08, 2008                       By: /s/ David Nierenberg
---------------------                  --------------------------------------
                                       David Nierenberg, President


May 08, 2008                       /s/ David Nierenberg
----------------------             ------------------------------------------
                                    David Nierenberg